Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

January 27, 2022

CFO Commentary on Fourth Quarter and Full Year Fiscal 2021 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ fourth quarter and full year fiscal year 2021 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q4 2021 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q4'21	Q3'21	Q4'20		Q/Q Change		Y/Y Change
Revenue	$1,299.9	$1,188.8	$1,222.6		9%		6%
Product	874.6	771.9	810.2		13%		8%
Service	425.3	416.9	412.4		2%		3%
Gross margin %	57.7%	58.2%	58.6%	(0.5)	pts	(0.9)	pts
Research and development	254.9	251.8	242.5		1%		5%
Sales and marketing	278.8	263.4	246.1		6%		13%
General and administrative	62.7	55.0	77.2		14%		(19)%
Restructuring charges	0.1	1.9	53.1		(95)%		(100)%
Total operating expenses	$596.5	$572.1	$618.9		4%		(4)%
Operating margin %	11.8%	10.1%	8.0%	1.7	pts	3.8	pts
Net income	$132.9	$88.9	$30.8		49%		331%
Diluted net income per share	$0.40	$0.27	$0.09		48%		344%

Non-GAAP

(in millions, except per share amounts and percentages)	Q1'22 Guidance	Q4'21	Q3'21	Q4'20	Q/Q Change		Y/Y Change
Revenue	$1,150 +/- $50	$1,299.9	$1,188.8	$1,222.6	9%		6%
Product		874.6	771.9	810.2	13%		8%
Service		425.3	416.9	412.4	2%		3%
Gross margin %	58.0% +/- 1.0%	59.5%	60.1%	60.0%	(0.6)	pts	(0.5)	pts
Research and development		229.0	227.7	219.5	1%		4%
Sales and marketing		256.1	242.7	228.2	6%		12%
General and administrative		50.2	46.5	49.2	8%		2%
Total operating expenses	$532 +/- $5	$535.3	$516.9	$496.9	4%		8%
Operating margin %	~11.8% at the midpoint	18.3%	16.6%	19.3%	1.7	pts	(1.0)	pts
Net income		$184.7	$152.0	$181.8	22%		2%
Diluted net income per share	$0.31 +/- $0.05	$0.56	$0.46	$0.55	22%		2%

Fiscal 2021 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	FY'21	FY'20		Y/Y Change
Revenue	$4,735.4	$4,445.1		7%
Product	3,078.1	2,845.0		8%
Service	1,657.3	1,600.1		4%
Gross margin %	57.9%	57.9%	—	pts
Research and development	1,007.2	958.4		5%
Sales and marketing	1,052.7	938.8		12%
General and administrative	249.8	255.4		(2)%
Restructuring charges	42.9	68.0		(37)%
Total operating expenses	$2,352.6	$2,220.6		6%
Operating margin %	8.2%	7.9%	0.3	pts
Net income	$252.7	$257.8		(2)%
Diluted net income per share	$0.76	$0.77		(1)%

Non-GAAP

(in millions, except per share amounts and percentages)	FY'21	FY'20	Y/Y Change
Revenue	$4,735.4	$4,445.1	7%
Product	3,078.1	2,845.0	8%
Service	1,657.3	1,600.1	4%
Gross margin %	59.7%	59.2%	0.5	pts
Research and development	910.2	875.6	4%
Sales and marketing	968.1	871.0	11%
General and administrative	200.0	197.0	2%
Total operating expenses	$2,078.3	$1,943.6	7%
Operating margin %	15.9%	15.5%	0.4	pts
Net income	$576.2	$519.7	11%
Diluted net income per share	$1.74	$1.55	12%

Q4 2021 Overview

We ended the fourth quarter of 2021 at $1,300 million in revenue and non-GAAP earnings per share of $0.56, both above the mid-point of guidance. Revenue was up 6% year-over-year and 9% sequentially and exceeded our expectations despite the challenging supply chain environment. These strong results were driven by solid execution by our global team.
During the fourth quarter, we continued to see significant order growth across all verticals, geographies, and customer solutions. Gross orders saw a third consecutive quarter of exceptional year-over-year growth. Some of this order strength was attributable to ongoing industry supply chain challenges causing certain customers to place orders early in an effort to secure supply when needed. After adjusting for these early orders, total product orders are estimated to have grown in the high-teens year-over-year. Due to the strength in orders, and the continued constraints related to the component supply environment, we ended the year with record backlog1 of more than $1.8 billion.
Looking at our revenue by vertical, Cloud grew 19% year-over year and increased 10% sequentially. Service Provider was up 8% year-over year and up 15% sequentially. Enterprise decreased 3% year-over-year but increased 4% sequentially. While Enterprise revenue declined year-over-year due to the timing of shipments, orders posted strong year-over-year growth and exceeded our expectations.

From a customer solution perspective, AI-Driven Enterprise revenue grew 29% year-over-year and 6% sequentially. Automated WAN Solutions revenue was up 8% year-over-year and up 30% sequentially. Cloud-Ready Data Center revenue declined 9% year-over-year and 11% sequentially entirely due to the timing of shipments, as Cloud-Ready Data Center orders experienced strong, order growth year-over-year.

Total Software and Related Services revenue was $242 million, an increase of 41% year-over-year.

Annual Recurring Revenue (ARR2) grew 32% year-over-year. We exited the year with $206 million in ARR.

Total Security revenue was $162 million, flat year-over-year, due to the timing of shipments but product orders posted strong growth year-over-year.

In reviewing our top 10 customers for the quarter, four were Cloud, five were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 33% of our total revenue as compared to 30% in Q4'20.

Non-GAAP gross margin was 59.5% in the quarter, which was above our guidance mid-point, and primarily driven by favorable product and software mix. If not for elevated COVID-19 related supply costs, we estimate that we would have posted non-GAAP gross margin of approximately 61.7%.

Non-GAAP operating expenses increased 8% year-over-year and 4% sequentially. The higher than anticipated costs were due to a one-time $5 million expense related to the postponement of our sales kickoff event as a result of the recent surge of COVID-19 cases.

Cash flow from operations was $116 million for the quarter. We paid $64 million in dividends, reflecting a quarterly dividend of $0.20 per share. We also repurchased $148 million worth of shares in the quarter.

Total cash, cash equivalents, and investments at the end of the fourth quarter of 2021 was $1.7 billion.

1 Our product backlog consists of confirmed orders for products expected to be shipped to our distributors, resellers, or end-customers within the next twelve months.
2 ARR represents annual recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. This metric includes the implied annualized billing value of contracts that are active as of the end of the periods presented. This metric excludes software licenses recognized as revenue at a point in time.

Revenue

Product & Service
•Product Revenue: $875 million, up 8% year-over-year and up 13% sequentially.

•Service Revenue: $425 million, up 3% year-over-year and up 2% sequentially. The year-over-year and sequential increase was primarily driven by strong sales of support contracts and software subscriptions, as well as timing of professional services projects.

Customer Solution
•Automated WAN Solutions: $498 million, up 8% year-over-year and up 30% sequentially. The year-over-year increase was primarily due to Cloud and Service Provider, partially offset by a decrease in Enterprise. The sequential increase was across all verticals. Both our MX and PTX product families grew year-over year.

•Cloud-Ready Data Center: $173 million, down 9% year-over-year and down 11% sequentially. The year-over-year and sequential decrease was primarily driven by Enterprise, and to a lesser extent, Service Provider, partially offset by an increase in Cloud.

•AI-Driven Enterprise: $244 million, up 29% year-over-year and up 6% sequentially. The year-over-year increase was primarily driven by Enterprise and Cloud, and to a lesser extent, Service Provider. The sequential increase was primarily driven by Enterprise, and to a lesser extent, Cloud, partially offset by a decrease in Service Provider. Both our Mist and EX product families grew year-over-year.

•Hardware Maintenance and Professional Services: $385 million, up 1% year-over-year and up 1% sequentially.

Vertical
•Cloud: $333 million, up 19% year-over-year and up 10% sequentially. The year-over-year increase was driven by Automated WAN Solutions and to a lesser extent, Cloud-Ready Data Center and AI-Driven Enterprise, offset by a decline in Hardware Maintenance and Professional Services. The sequential increase was primarily driven by Automated WAN Solutions.

•Service Provider: $511 million, up 8% year-over-year and up 15% sequentially. The year-over-year increase was primarily driven by Automated WAN Solutions, partially offset by a decrease in Cloud-Ready Data Center. The sequential increase was primarily driven by Automated WAN Solutions, slightly offset by declines in Cloud-Ready Data Center and AI-Driven Enterprise.

•Enterprise: $455 million, down 3% year-over-year and up 4% sequentially. The year-over-year decrease was primarily due to Automated WAN Solutions and to a lesser extent, Cloud-Ready Data Center, partially offset by growth in AI-Driven Enterprise and Hardware Maintenance and Professional Services. The sequential increase was primarily driven by AI-Driven Enterprise and to a lesser extent, Automated WAN Solutions, partially offset by a decrease in Cloud-Ready Data Center.

Geography
•Americas: $749 million, up 18% year-over-year and up 13% sequentially. All verticals grew year-over-year and sequentially.

•EMEA: $343 million, down 6% year-over-year and up 2% sequentially. Year-over-year, the decrease was primarily due to Enterprise and to a lesser extent, Cloud. Sequentially, the increase was primarily driven by Service Provider, partially offset by declines in Cloud and Enterprise.

•APAC: $208 million, down 8% year-over-year and up 11% sequentially. The year-over-year decrease was primarily due to Service Provider and to a lesser extent, Enterprise. Sequentially, the increase was primarily driven by Service Provider and Enterprise.

Additional Disclosures
•Software and Related Services: $242 million, up 41% year-over-year and up 18% sequentially. The year-over-year and sequential increase were driven by perpetual software licenses and software license subscriptions.

•Total Security: $162 million, flat year-over-year and up 1% sequentially.

Gross Margin
•GAAP gross margin: 57.7%, compared to 58.6% from the prior year and 58.2% from last quarter.

•Non-GAAP gross margin: 59.5%, compared to 60.0% from the prior year and 60.1% from last quarter.

•GAAP product gross margin: 54.4%, down 1.1 points from the prior year and down 1.1 points from last quarter.

Year-over-year, the decrease in GAAP product gross margin was primarily due to increased logistics and other supply chain costs related to the COVID-19 pandemic, and to a lesser extent, intangible amortization expense from the Apstra and 128 Technology acquisitions, partially offset by favorable product and software mix and higher volume.

The sequential decrease in GAAP product gross margin was primarily due to increased logistics and other supply chain costs related to the COVID-19 pandemic, partially offset by favorable product and software mix and higher volume.

•Non-GAAP product gross margin: 56.4%, down 0.6 points from the prior year and down 1.4 points from last quarter.

The year-over-year and sequential decrease in non-GAAP product gross margin was primarily due to increased logistics and other supply chain costs related to the COVID-19 pandemic, partially offset by favorable product and software mix and higher volume.

•GAAP service gross margin: 64.6%, down 0.1 points from the prior year and up 1.3 points from last quarter.

•Non-GAAP service gross margin: 65.9%, flat to the prior year and up 1.5 points from last quarter.

The sequential increase in service gross margin, on both a GAAP and Non-GAAP basis, was primarily driven by higher revenue with improved service delivery costs.

Operating Expenses
•GAAP operating expenses: $597 million, a decrease of $22 million year-over-year, and an increase of $24 million sequentially.

The year-over-year decrease in operating expenses was primarily driven by both lower restructuring charges and lower one-time expenses related to acquisitions, partially offset by higher variable compensation and other headcount related costs, and the one-time charge from the postponement of our sales kickoff event.

The sequential increase in operating expenses was primarily due to higher variable compensation, and the one-time charge from postponement of our sales kickoff event.

GAAP operating expenses were 45.9% of revenue, down 4.7 points year-over-year and down 2.2 points sequentially.

•Non-GAAP operating expenses: $535 million, an increase of $38 million year-over-year, and an increase of $18 million sequentially.

The year-over-year and sequential increases in non-GAAP operating expenses were primarily due to higher variable compensation and other headcount related costs including acquisitions, and the one-time expense from the postponement of our sales kickoff event.

Non-GAAP operating expenses were 41.2% of revenue, up 0.6 points year-over-year and down 2.3 points sequentially.

Operating Margin
•GAAP operating margin: 11.8%, an increase of 3.8 points year-over-year and an increase of 1.7 points sequentially.

•Non-GAAP operating margin: 18.3%, a decrease of 1.0 points year-over-year and an increase of 1.7 points sequentially.

Tax Rate
•GAAP tax rate: 17.6%, compared to 21.4% in the prior year and 20.5% last quarter.

The year-over-year and sequential decrease in the effective tax rate, on a GAAP basis, was primarily due to multi-year refunds of previously provided income taxes and an incremental tax benefit from stock based compensation.

•Non-GAAP tax rate: 19.5%, compared to 18.1% in the prior year and 19.5% last quarter.

The year-over-year increase in the effective tax rate was primarily due to the impact of the geographic mix of earnings.

The sequential effective tax rate was flat.

Diluted Earnings Per Share
•GAAP diluted earnings per share: $0.40, an increase of $0.31 year-over-year and an increase of $0.13 sequentially.

The year-over-year increase in GAAP EPS was primarily driven by one-time debt extinguishment costs in Q4 2020, higher revenue and lower restructuring charges, partially offset by higher variable compensation related costs in Q4 2021.

The sequential increase in GAAP EPS was primarily driven by higher revenue.

•Non-GAAP diluted earnings per share: $0.56, an increase of $0.01 year-over-year and an increase of $0.10 sequentially.

The year-over-year increase in non-GAAP EPS was primarily driven by higher revenue, partially offset by higher operating expenses.

Sequentially, the increase in non-GAAP EPS was primarily driven by higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q4'21	Q3'21	Q2'21	Q1'21	Q4'20
Cash(1)	$1,693.5	$1,835.8	$1,815.4	$1,764.6	$2,430.6
Debt(2)	1,686.8	1,692.0	1,694.4	1,685.2	2,127.3
Net cash(3)	6.7	143.8	121.1	79.4	303.3
Operating cash flow	116.0	136.7	257.2	179.8	125.8
Capital expenditures	30.5	28.4	21.4	19.7	32.5
Depreciation and amortization	56.3	56.7	58.9	58.6	52.1
Share repurchases	148.3	50.0	110.0	125.0	75.0
Dividends	$64.2	$65.0	$64.7	$65.2	$66.1
Diluted shares	332.2	331.1	330.4	332.7	332.7
DSO	69	59	59	64	71
Headcount	10,191	10,093	9,898	9,884	9,950
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset. The company issued $800 million of new debt and repurchased $376 million of outstanding 2024 and 2025 notes in Q4'20. The remaining $424 million of the 2024 and 2025 notes were redeemed in Q1'21.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.

Cash Flow
•Cash flow from operations: $116 million, down $10 million year-over-year and down $21 million sequentially.

The year-over-year decrease was primarily due to higher supplier and employee compensation payments, partially offset by higher customer collections.

The sequential decrease was primarily due to higher supplier payments, partially offset by lower payments for variable compensation and higher customer collections.

Days Sales Outstanding (DSO)
•DSO: 69 days, a 10-day increase from the prior quarter, driven by higher overall invoicing, primarily related to Service renewals, partially offset by higher revenue.

Capital Return
•In the quarter, we paid a dividend of $0.20 per share for a total of $64 million and repurchased $148 million worth of shares.

Demand Metrics
•Total deferred revenue was $1,414 million, up $128 million year-over-year and up $133 million sequentially.
•Deferred revenue from customer solutions3 was $442 million, up $126 million year-over-year and up $68 million sequentially.
3 Includes deferred revenue from hardware solutions, software licenses, software support and maintenance and SaaS offerings sold in our Automated WAN Solutions, Cloud-Ready Data Center, and AI-Driven Enterprise customer solution categories.

The year-over-year and sequential increases were primarily driven by an increase in deferrals of SaaS and software license subscriptions.
•Deferred revenue from hardware maintenance and professional services was $972 million, up $2 million year-over-year and up $65 million sequentially.
The year-over-year and sequential increases were primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Deferred product revenue, net	$129.1	$108.0	$104.7
Deferred service revenue, net	1,284.5	1,173.1	1,181.1
Total	$1,413.6	$1,281.1	$1,285.8

Deferred revenue from customer solutions	$442.1	$374.2	$316.4
Deferred revenue from hardware maintenance and professional services	971.5	906.9	969.4
Total	$1,413.6	$1,281.1	$1,285.8

Headcount
•Ending headcount for Q4'21 was 10,191, an increase of 241 employees year-over-year and 98 employees sequentially. The year-over-year increase was primarily a result of additional hires in our go-to-market organization. The sequential increase was primarily a result of additional hires in our go-to-market and R&D organizations.

Fiscal 2021 Overview
Our revenue for 2021 was $4,735 million, 7% growth versus 2020. Despite the impact from the pandemic and supply chain constraints, we saw growth in all of our verticals, customer solutions and geographies. Our Cloud business grew 14%; while Service Provider and Enterprise both grew 4% year-over-year.

From a customer solution perspective, AI-Driven Enterprise revenue increased 27%, Cloud-Ready Data Center revenue grew 7% and Automated WAN Solutions revenue grew 3% on a full-year basis. The top line strength we experienced across verticals and customer solutions was driven by the technology investments we have made as well as our focus on transforming our go-to-market organization.

Total Software and Related Services revenue was $761 million, which was an increase of 42% year-over-year. This exceeded our expectations as we continue to make progress in transitioning our business to a more software-centric model.

Total Security revenue was $657 million, which grew 8% year-over-year. Security Product revenue was up 14% year-over-year.

In reviewing our top 10 customers for the year, five were Cloud, four were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 31% of our total FY'21 revenue as compared to 30% in FY'20.

Non-GAAP gross margin expanded by 50 basis points versus last year, primarily driven by service gross margin expansion. If not for elevated COVID-19 related supply costs, we estimate that we would have posted non-GAAP gross margin of approximately 61% in 2021.

Operating expenses increased 7% year-over-year on a non-GAAP basis primarily due to higher variable compensation and the costs associated with the acquisitions of Netrounds, 128 Technology and Apstra. Despite these costs, operating margin increased to 15.9%, an improvement of 40 basis points year-over-year.

Non-GAAP diluted earnings per share was $1.74, an increase of 12% versus last year.

For the year, we had cash flow from operations of $690 million, up $78 million versus 2020.

During 2021, we repurchased $433 million worth of shares and paid $259 million in dividends for a total capital return of 117% of free cash flow to shareholders.

Revenue

Product & Service
•Product Revenue: $3,078 million, up 8% year-over-year.
•Service Revenue: $1,657 million, up 4% year-over-year. The year-over-year increase was primarily driven by strong sales of hardware maintenance and software subscriptions.

Customer Solution
•Automated WAN Solutions: $1,665 million, up 3% year-over-year. The year-over-year increase was driven by Service Provider, and to a lesser extent, Cloud, partially offset by a decrease in Enterprise.

•Cloud-Ready Data Center: $727 million, up 7% year-over-year. The year-over-year increase was driven by Cloud, and to a lesser extent, Enterprise, partially offset by a decline in Service Provider.

•AI-Driven Enterprise: $830 million, up 27% year-over-year. All verticals grew year-over-year.

•Hardware Maintenance and Professional Services: $1,513 million, up 2% year-over-year. The year-over-year increase was driven by Enterprise and to a lesser extent, Service Provider, partially offset by a decrease in Cloud.

Vertical
•Cloud: $1,228 million, up 14% year-over-year. The increase was driven by Cloud-Ready Data Center, Automated WAN Solutions and AI-Driven Enterprise, slightly offset by a decrease in Hardware Maintenance and Professional Services.

•Service Provider: $1,839 million, up 4% year-over-year. The increase was primarily driven by Automated WAN Solutions and to a lesser extent, Hardware Maintenance and Professional Services and AI-Driven Enterprise, partially offset by a decrease in Cloud-Ready Data Center.

•Enterprise: $1,668 million, up 4% year-over-year. The increase was primarily driven by AI-Driven Enterprise, and to a lesser extent, Hardware Maintenance and Professional Services and Cloud-Ready Data Center, partially offset by a decrease in Automated WAN Solutions.

Geography
•Americas: $2,649 million, up 8% year-over-year. All verticals grew year-over-year.

•EMEA: $1,315 million, up 7% year-over-year. All verticals grew year-over-year.

•APAC: $772 million, up 1% year-over-year. The increase was driven by Enterprise and to a lesser extent, Cloud, partially offset by a decrease in Service Provider.

Additional Disclosures
•Software and Related Services: $761 million, up 42% year-over-year. The increase was driven by perpetual software licenses and software license subscriptions.

•Total Security: $657 million, up 8% year-over-year. The increase was primarily driven by product while services was flat.

Gross Margin
•GAAP gross margin: 57.9%, compared to 57.9% from the prior year.

•Non-GAAP gross margin: 59.7%, compared to 59.2% from the prior year.

•GAAP product gross margin: 54.2%, down 0.9 points from a year ago.

The decrease in GAAP product gross margin was primarily due to the amortization of intangible assets associated with the acquisition of 128 Technology, Apstra and Netrounds and to a lesser extent, logistics and other supply chain costs related to the COVID-19 pandemic, partially offset by favorable product and software mix and higher volume.

•Non-GAAP product gross margin: 56.5%, flat to a year ago.

•GAAP service gross margin: 64.6%, up 1.6 points from a year ago.

•Non-GAAP service gross margin: 65.8%, up 1.7 points from a year ago.

The increase in GAAP and non-GAAP services gross margin was primarily driven by higher revenue and lower service delivery costs.

Operating Expenses
•GAAP operating expenses: $2,353 million, compared to $2,221 million a year ago, up $132 million.

The year-over-year increase was primarily due to higher variable compensation and other headcount related costs, including costs related to the three acquisitions, partially offset by lower restructuring charges.

GAAP operating expenses were 49.7% of revenue compared to 50.0% in 2020.

•Non-GAAP operating expenses: $2,078 million compared to $1,944 million a year ago, up $135 million.

The year-over-year increase was primarily due to higher variable compensation and other headcount related costs, including costs related to the three acquisitions.

On a non-GAAP basis, operating expenses were 43.9% of revenue compared to 43.7% in 2020.

Operating Margin
•GAAP operating margin: 8.2%, compared to 7.9% a year ago, an increase of 0.3 points.

•Non-GAAP operating margin: 15.9%, compared to 15.5% a year ago, an increase of 0.4 points.

Tax Rate
•GAAP tax rate: Tax rate of 18.5%, up from 2.8% last year.

The year-over-year increase in the effective tax rate was due to the relative impact of discrete items in the comparative period. The prior year rate includes a $55 million discrete item related to a multi-year recognition of previously unrecognized tax benefits for transfer pricing, partially offset by the cumulative impact of cost-sharing for stock options

•Non-GAAP tax rate: 19.5%, up from 19.0% last year.

The year-over-year increase in the effective tax rate, on a non-GAAP basis, was primarily due to a change in the geographic mix of earnings.

Diluted Earnings Per Share
•GAAP diluted earnings per share: $0.76, a decrease of $0.01 year-over-year.

The year-over-year decrease was primarily due to higher operating expenses and a higher tax rate, partially offset by higher revenue.

•Non-GAAP diluted earnings per share: $1.74, an increase of $0.19 year-over-year.

The year-over-year increase was primarily driven by higher revenue, partially offset by higher operating expenses.

Balance Sheet, Cash Flow, and Capital Return

(in millions)	FY'21	FY'20	Y/Y Change
Cash(1)	$1,693.5	$2,430.6	(30)%
Net cash(2)	6.7	303.3	(98)%
Operating cash flow	689.7	612.0	13%
Capital expenditures	100.0	100.4	—%
Depreciation and amortization	230.5	206.7	12%
Share repurchases	433.3	375.0	16%
Dividends	$259.1	$264.1	(2)%
Diluted shares	331.6	335.2	(1)%
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt. Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset. The company issued $800 million of new debt and repurchased $376 million of outstanding 2024 and 2025 notes in Q4’20. The remaining $424 million of the 2024 and 2025 notes were redeemed in Q1'21.

Balance Sheet
•Cash: $1.7 billion, down from $2.4 billion the prior year due primarily to capital return, repurchase of remaining 2024 and 2025 maturities from debt refinancing, and cash outflows associated with acquisition of Apstra, partially offset by Free Cash Flow.

Cash Flow
•Cash flow from operations: Cash flow from operations of $690 million, up $78 million from the prior year, primarily driven by higher invoicing activity, partially offset by higher payments to suppliers and increased compensation payments.

Capital Return
•We repurchased $433 million worth of shares in the year. In addition, we paid $259 million in dividends.
•Weighted average diluted shares for the year were 332 million, down 1% year-over-year.

•We exited the year with 322 million shares outstanding, a decline of approximately 6 million shares year-over-year.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Q1 2022
At the mid-point of guidance, revenue is expected to be up 7% year-over-year.

We are still experiencing significant supply chain related headwinds associated with rising component costs and shortages, as well as elevated freight costs, which are expected to continue at least through the first half of the year. While we have taken pricing actions to offset these headwinds, we do not expect these actions to have an impact until later in the year.

We expect first quarter non-GAAP operating expense to decrease slightly sequentially, primarily driven by the decline in variable compensation, partially offset by the typical seasonal increase of fringe costs.
Our guidance for the quarter ending March 31, 2022 is as follows:
•Revenue will be approximately $1,150 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 58.0%, plus or minus 1%.
•Non-GAAP operating expenses will be approximately $532 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 11.8% at the mid-point of revenue guidance.
•Non-GAAP tax rate will be approximately 20.0%.
•Non-GAAP net income per share will be approximately $0.31, plus or minus $0.05. This assumes a share count of approximately 332 million.

Juniper today announced a 5% increase in its quarterly cash dividend to $0.21 per share, to be paid on March 22, 2022 to stockholders of record as of the close of business on March 1, 2022.

Full-Year 2022
Given the strong order momentum and exiting backlog, we are updating our revenue growth expectations for 2022 from 'at least mid-single digits' to 7-9%. This assumes the current supply chain environment remains constrained throughout the year, similar to current levels, and does not further deteriorate.

Beyond Q1'22, we expect revenue to grow sequentially throughout the course of the year. We expect supply chain constraints to be particularly tight during the first half and remain challenged through the remainder of the year. We also anticipate backlog to remain at elevated levels and largely unchanged through the course of the year.
While non-GAAP gross margin can be difficult to predict, we expect full-year gross margin of 58-60%, which is slightly down from 2021 levels. We expect non-GAAP gross margin for the first half of the year to be at the lower-end of the range due to the elevated costs of components and logistics. We see potential for non-GAAP gross margin to trend to the high-end of the range in the second half of the year as volume increases and the pricing actions we have taken flow through to our results.

We remain committed to disciplined expense management and full-year non-GAAP operating margin is expected to expand by at least 100 basis points versus 2021. That said, we will continue to invest to take advantage of market opportunities, and non-GAAP operating expense is expected to be up on a full-year basis, consistent with the guidance we provided during our Q3 2021 earnings announcement.

Our non-GAAP tax rate on worldwide earnings is expected to be 20.0% plus or minus 1%.

Our non-GAAP EPS is expected to grow faster than revenue on a full-year basis.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected continuing impact of the COVID-19 pandemic, including supply chain constraints, and the consummation and integration of, and financial impact resulting from any acquisitions on our guidance; our expectations regarding our backlog, capital return program, supply constraints, variable compensation, fringe costs, investment strategy, deal and customer mix, cost management; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; inflationary pressures; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity and security requirements of our customers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing, and continuing supply chain and logistics costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; our customers canceling orders that are included in the calculation of backlog which they may do without significant penalty; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of new tax regulations, including the potential for corporate tax increases and changes to global tax laws; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs and changes thereto; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the continuing impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-K for the year ended December 31, 2021. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	December 31, 2021	December 31, 2020
Deferred product revenue	$129.1	$104.7
Deferred service revenue	1,284.5	1,181.1
Total	$1,413.6	$1,285.8

Deferred revenue from customer solutions	$442.1	$316.4
Deferred revenue from hardware maintenance and professional services	971.5	969.4
Total	$1,413.6	$1,285.8

Reported as:
Current	$937.9	$867.3
Long-term	475.7	418.5
Total	$1,413.6	$1,285.8

Customer Solution: Revenue Trend

	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21	Q/Q Change		Y/Y Change
Customer Solutions:
Automated WAN Solutions	$462.7	$386.4	$396.1	$384.5	$498.0	$113.5	29.5%	$35.3	7.6%
Cloud-Ready Data Center	190.1	157.4	201.9	194.7	173.1	(21.6)	(11.1)%	(17.0)	(8.9)%
AI-Driven Enterprise	189.9	161.2	195.1	229.8	244.3	14.5	6.3%	54.4	28.6%
Hardware Maintenance and Professional Services	379.9	369.4	379.2	379.8	384.5	4.7	1.2%	4.6	1.2%
Total revenue	$1,222.6	$1,074.4	$1,172.3	$1,188.8	$1,299.9	$111.1	9.3%	$77.3	6.3%

Additional Disclosures: Software and Security Products and Services: Revenue Trend

	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21	Q/Q Change		Y/Y Change
Software and Related Services	$171.7	$142.9	$172.5	$204.0	$241.5	$37.5	18.4%	$69.8	40.7%
Total Security	$162.3	$163.0	$171.7	$160.4	$161.7	$1.3	0.8%	$(0.6)	(0.4)%

Vertical Reporting: Revenue Trend

	2019	2020	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21	Q/Q Change		Y/Y Change
Cloud	$1,059.8	$1,081.2	$280.7	$270.7	$320.6	$303.3	$333.4	$30.1	9.9%	$52.7	18.8%
Service Provider	1,827.8	1,761.7	474.9	438.2	443.7	445.8	511.4	65.6	14.7%	36.5	7.7%
Enterprise	1,557.8	1,602.2	467.0	365.5	408.0	439.7	455.1	15.4	3.5%	(11.9)	(2.5)%
Total revenue	$4,445.4	$4,445.1	$1,222.6	$1,074.4	$1,172.3	$1,188.8	$1,299.9	$111.1	9.3%	$77.3	6.3%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

GAAP gross margin - Product	$475.5	$428.5	$450.0	$1,668.7	$1,566.4
GAAP product gross margin % of product revenue	54.4%	55.5%	55.5%	54.2%	55.1%
Share-based compensation expense	1.5	1.5	1.5	5.3	5.4
Share-based payroll tax expense	—	—	0.1	0.2	0.3
Amortization of purchased intangible assets	16.1	16.1	9.8	63.6	34.0
Gain on non-qualified deferred compensation plan ("NQDC")	0.1	—	0.1	0.2	0.2
Non-GAAP gross margin - Product	$493.2	$446.1	$461.5	$1,738.0	$1,606.3
Non-GAAP product gross margin % of product revenue	56.4%	57.8%	57.0%	56.5%	56.5%

GAAP gross margin - Service	$274.9	$263.7	$267.0	$1,071.4	$1,007.3
GAAP service gross margin % of service revenue	64.6%	63.3%	64.7%	64.6%	63.0%
Share-based compensation expense	5.1	4.7	4.2	18.2	15.8
Share-based payroll tax expense	—	0.2	0.1	0.9	1.5
Gain on NQDC	0.2	—	0.4	0.6	0.7
Non-GAAP gross margin - Service	$280.2	$268.6	$271.7	$1,091.1	$1,025.3
Non-GAAP service gross margin % of service revenue	65.9%	64.4%	65.9%	65.8%	64.1%

GAAP gross margin	$750.4	$692.2	$717.0	$2,740.1	$2,573.7
GAAP gross margin % of revenue	57.7%	58.2%	58.6%	57.9%	57.9%
Share-based compensation expense	6.6	6.2	5.7	23.5	21.2
Share-based payroll tax expense	—	0.2	0.2	1.1	1.8
Amortization of purchased intangible assets	16.1	16.1	9.8	63.6	34.0
Gain on NQDC	0.3	—	0.5	0.8	0.9
Non-GAAP gross margin	$773.4	$714.7	$733.2	$2,829.1	$2,631.6
Non-GAAP gross margin % of revenue	59.5%	60.1%	60.0%	59.7%	59.2%

GAAP research and development expense	$254.9	$251.8	$242.5	$1,007.2	$958.4
Share-based compensation expense	(25.1)	(23.7)	(21.7)	(93.1)	(78.8)
Share-based payroll tax expense	(0.2)	(0.4)	(0.1)	(2.2)	(1.9)
Gain on NQDC	(0.6)	—	(1.2)	(1.7)	(2.1)
Non-GAAP research and development expense	$229.0	$227.7	$219.5	$910.2	$875.6

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

GAAP sales and marketing expense	$278.8	$263.4	$246.1	$1,052.7	$938.8
Share-based compensation expense	(18.1)	(16.4)	(14.8)	(65.9)	(58.2)
Share-based payroll tax expense	(0.2)	(0.3)	(0.1)	(1.8)	(1.8)
Amortization of purchased intangible assets	(4.0)	(4.0)	(2.0)	(15.7)	(6.2)
Gain on NQDC	(0.4)	—	(1.0)	(1.2)	(1.6)
Non-GAAP sales and marketing expense	$256.1	$242.7	$228.2	$968.1	$871.0

GAAP general and administrative expense	$62.7	$55.0	$77.2	$249.8	$255.4
Share-based compensation expense	(9.9)	(8.6)	(8.7)	(40.1)	(31.4)
Share-based payroll tax expense	—	(0.1)	(0.1)	(0.3)	(0.5)
Amortization of purchased intangible assets	—	—	(0.1)	(0.1)	(0.4)
Acquisition and strategic investment related charges	(2.5)	0.2	(17.7)	(8.9)	(24.6)
Gain on NQDC	(0.1)	—	(0.2)	(0.4)	(0.3)
Others	—	—	(1.2)	—	(1.2)
Non-GAAP general and administrative expense	$50.2	$46.5	$49.2	$200.0	$197.0

GAAP operating expenses	$596.5	$572.1	$618.9	$2,352.6	$2,220.6
GAAP operating expenses % of revenue	45.9%	48.1%	50.6%	49.7%	50.0%
Share-based compensation expense	(53.1)	(48.7)	(45.2)	(199.1)	(168.4)
Share-based payroll tax expense	(0.4)	(0.8)	(0.3)	(4.3)	(4.2)
Amortization of purchased intangible assets	(4.0)	(4.0)	(2.1)	(15.8)	(6.6)
Restructuring charges	(0.1)	(1.9)	(53.1)	(42.9)	(68.0)
Acquisition related charges	(2.5)	0.2	(17.7)	(8.9)	(24.6)
Gain on NQDC	(1.1)	—	(2.4)	(3.3)	(4.0)
Others	—	—	(1.2)	—	(1.2)
Non-GAAP operating expenses	$535.3	$516.9	$496.9	$2,078.3	$1,943.6
Non-GAAP operating expenses % of revenue	41.2%	43.5%	40.6%	43.9%	43.7%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

GAAP operating income	$153.9	$120.1	$98.1	$387.5	$353.1
GAAP operating margin	11.8%	10.1%	8.0%	8.2%	7.9%
Share-based compensation expense	59.7	54.9	50.9	222.6	189.6
Share-based payroll tax expense	0.4	1.0	0.5	5.4	6.0
Amortization of purchased intangible assets	20.1	20.1	11.9	79.4	40.6
Restructuring charges	0.1	1.9	53.1	42.9	68.0
Acquisition related charges	2.5	(0.2)	17.7	8.9	24.6
Gain on NQDC	1.4	—	2.9	4.1	4.9
Others	—	—	1.2	—	1.2
Non-GAAP operating income	$238.1	$197.8	$236.3	$750.8	$688.0
Non-GAAP operating margin	18.3%	16.6%	19.3%	15.9%	15.5%

GAAP other income (expense), net	$7.4	$(8.3)	$(3.9)	$(16.8)	$(32.9)
GAAP other expense, net % of revenue	0.6%	(0.7)%	(0.3)%	(0.4)%	(0.7)%
Gain on equity and strategic investments	(14.6)	(0.7)	(2.3)	(14.1)	(3.2)
Gain on NQDC	(1.4)	—	(2.9)	(4.1)	(4.9)
Others	—	—	(5.2)	—	(5.2)
Non-GAAP other expense, net	$(8.6)	$(9.0)	$(14.3)	$(35.0)	$(46.2)
Non-GAAP other expense, net % of revenue	(0.7)%	(0.8)%	(1.2)%	(0.7)%	(1.0)%

GAAP income tax provision	$28.4	$22.9	$8.4	$57.4	$7.4
GAAP income tax rate	17.6%	20.5%	21.4%	18.5%	2.8%
Recognition of previously unrecognized tax benefits	—	—	—	—	54.5
Income tax effect of non-GAAP exclusions	16.4	13.9	31.8	82.2	60.2
Non-GAAP provision for income tax	$44.8	$36.8	$40.2	$139.6	$122.1
Non-GAAP income tax rate	19.5%	19.5%	18.1%	19.5%	19.0%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

GAAP net income	$132.9	$88.9	$30.8	$252.7	$257.8
Share-based compensation expense	59.7	54.9	50.9	222.6	189.6
Share-based payroll tax expense	0.4	1.0	0.5	5.4	6.0
Amortization of purchased intangible assets	20.1	20.1	11.9	79.4	40.6
Restructuring charges	0.1	1.9	53.1	42.9	68.0
Acquisition related charges	2.5	(0.2)	17.7	8.9	24.6
Gain on equity and strategic investments	(14.6)	(0.7)	(2.3)	(14.1)	(3.2)
Loss on extinguishment of debt	—	—	55.0	60.6	55.0
Recognition of previously unrecognized tax benefits	—	—	—	—	(54.5)
Income tax effect of non-GAAP exclusions	(16.4)	(13.9)	(31.8)	(82.2)	(60.2)
Others	—	—	(4.0)	—	(4.0)
Non-GAAP net income	$184.7	$152.0	$181.8	$576.2	$519.7

GAAP diluted net income per share	$0.40	$0.27	$0.09	$0.76	$0.77
Non-GAAP diluted net income per share	$0.56	$0.46	$0.55	$1.74	$1.55
Shares used in computing diluted net income per share	332.2	331.1	332.7	331.6	335.2

Operating cash flow				$689.7	$612.0
Capital expenditures				(100.0)	(100.4)
Free cash flow				$589.7	$511.6